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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                     FORM 15

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   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 000-19600
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                                   CORE, INC.

             (Exact name of registrant as specified in its charter)

                       18881 VON KARMAN AVENUE, SUITE 1750
                            IRVINE, CALIFORNIA 92612
                                 (919) 442-2100
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    [X]    Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(1)(ii)   [ ]    Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(i)    [ ]    Rule 12h-3(b)(2)(ii) [ ]
            Rule 12g-4(a)(2)(ii)   [ ]    Rule 15d-6           [ ]
            Rule 12h-3(b)(1)(i)    [X]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, CORE, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            CORE, INC.

Date: July 12, 2001                         By: /s/ BRADLEY J. TIMON
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                                                Bradley J. Timon
                                                Treasurer and Clerk